Exhibit 10.2

PRIVATE & CONFIDENTIAL

Kenneth Stannard
###### #####
### ###### Road
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23rd July 2018

Dear Ken,

Salary increase

Following the recent successful completion of Encore's acquisition of Cabot Credit Management and as previously confirmed by the Remuneration Committee, I am delighted to confirm that we will increase your annual salary to £420,000 in recognition of your leadership and contribution to the business. This increase will take effect from 1st August 2018, from this point your £20,000 car allowance will be removed. For avoidance of doubt your upcoming LTIP award, which is a percentage of base salary, will be based on this new salary level.

Any percentage based pension contributions will be altered automatically in line with the increase.

All other terms and conditions of your employment also remain unchanged.

Please do not hesitate to contact me if you have any further questions.

Yours sincerely

/s/ Ashish Masih
Ashish Masih
Encore
Chief Executive Officer